Exhibit 99.2

AMENDMENT NO. 1
TO THE
BEHANCE, INC.
2012 EQUITY INCENTIVE PLAN

April 26, 2012

WHEREAS, Behance, Inc. (the “Company”) sponsors and maintains the Behance, Inc. 2012 Equity Incentive Plan (the “Plan”);

WHEREAS, the Company originally reserved 150,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Plan;

WHEREAS, on April 26, 2012, the Board of Directors (the “Board”) and the stockholders of the Company approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued under the Plan from 150,000 to 246,873 shares;

WHEREAS, Section 9 of the Plan reserves to the Company, by resolution of the Board, the right to amend the Plan at any time and from time to time;

NOW, THEREFORE, effective as of the date hereof, Section 3(a) of the Plan is hereby amended in its entirety, to read as follows:

“(a)    Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be subject to Awards under the Plan is 246,873 all of which may be issued in respect of Incentive Stock Options. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.”

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ADOPTION AND APPROVAL OF AMENDMENT NO. 1
Date Amendment adopted by the Board: April 26, 2012
Date Amendment approved by Stockholders: April 26, 2012
Effective Date of Amendment: April 26, 2012